AMENDED AND RESTATED PORTFOLIO MANAGEMENT AGREEMENT

AllianzGI Convertible & Income Fund

This Amended and Restated Portfolio Management Agreement, dated July 1, 2013 (the “Agreement”), by and between ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC (formerly known as PIMCO Advisors Fund Management LLC), a Delaware limited liability company (the “Manager”), and ALLIANZ GLOBAL INVESTORS U.S. LLC (formerly known as Allianz Global Investors Capital LLC), a Delaware limited liability company (the “Portfolio Manager”), amends and restates the Portfolio Management Agreement dated March 12, 2003 (the “Prior Agreement”), by and between the Manager and Nicholas-Applegate Capital Management LLC, a Delaware limited liability company (“NACM”).

WHEREAS, the Manager, the Portfolio Manager, NACM, and AllianzGI Convertible & Income Fund (formerly known as Nicholas-Applegate Convertible & Income Fund), a Massachusetts business trust (the “Fund”), each entered into a Novation of Portfolio Management Agreement dated August 25, 2010;

WHEREAS, the Fund has retained the Manager to render investment management and administrative services to the Fund pursuant to an Investment Management Agreement, dated March 12, 2003, by and between the Manager and the Fund;

WHEREAS, the Manager had, in turn, retained NACM to provide investment advisory services to the Fund pursuant to the Prior Agreement;

WHEREAS, the Portfolio Manager was substituted for NACM under the Prior Agreement in a transaction that did not result in a change of actual control or management of the adviser or sub-adviser to the Fund in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended from time to time, and the rules and regulations thereunder (the “1940 Act”), and was therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

WHEREAS, NACM was released from its obligations under the Prior Agreement, the Portfolio Manager accepted the novation thereof, and the Manager and the Fund consented to such novation.

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY THE PORTFOLIO MANAGER TO THE FUND.

(a) Subject always to the direction and oversight of the Trustees of the Fund and the Manager, the Portfolio Manager, at its expense, will furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities and all other investments. In the performance of its duties, the Portfolio Manager (1) will comply with the provisions of the Fund’s Amended and Restated Agreement and Declaration of Trust and Third Amended and Restated Bylaws, including any amendments thereto (upon receipt of such amendments by the Portfolio Manager), and the investment objective, policies and restrictions of the Fund as set forth in its current Prospectus and Statement of Additional Information (copies of which will be supplied to the Portfolio Manager upon filing with the Securities and Exchange Commission (the “SEC”)), (2) will use its best efforts to safeguard and promote the welfare of the Fund and (3) will comply with other policies which the Trustees or the Manager, as the case may be, may from time to time determine as promptly as practicable after such policies have been communicated to the Portfolio Manager in writing. The Portfolio Manager and the Manager shall each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding investment affairs of the Fund.

(b) The Portfolio Manager shall be responsible for daily monitoring of the Fund’s investment activities and portfolio holdings to ensure the Fund’s compliance with the 1940 Act, the Fund’s compliance with the investment objective, policies and restrictions of the Fund as set forth in its current Prospectus and Statement of Additional Information and the Fund’s satisfaction of quarterly diversification requirements for qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder, and shall provide the Manager with written month-end compliance reports as to the foregoing.

(c) The Portfolio Manager, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund, including verification and oversight of the pricing of the Fund’s portfolio (but excluding determination of net asset value and shareholder accounting services).

(d) In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Portfolio Manager shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Portfolio Manager, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Fund may determine and communicate to the Portfolio Manager in writing, the Portfolio Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Portfolio Manager or its affiliates an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the

Portfolio Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Portfolio Manager’s overall responsibilities with respect to the Fund and to other clients of the Portfolio Manager and its affiliates as to which the Portfolio Manager and its affiliates exercise investment discretion. The Fund agrees that any entity or person associated with the Portfolio Manager or its affiliates which is a member of a national securities exchange is expressly authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 (the “1934 Act”).

(e) The Portfolio Manager shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Portfolio Manager pursuant to this Section 1.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, member, director, officer or employee of, or be otherwise interested in, the Portfolio Manager, and in any person controlled by or under common control with the Portfolio Manager, and that the Portfolio Manager and any person controlled by or under common control with the Portfolio Manager may have an interest in the Fund. It is also understood that the Portfolio Manager and persons controlled by or under common control with the Portfolio Manager have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses.

3.	COMPENSATION TO BE PAID BY THE MANAGER TO THE PORTFOLIO MANAGER.

The Manager will pay the Portfolio Manager as compensation for the Portfolio Manager’s services rendered and for the expenses borne by the Portfolio Manager pursuant to Section 1, a fee computed and paid monthly at the annual rate of: (a) 0.350% of the Fund’s average daily total managed assets up to and including $300,000,000; and (b) 0.525% of the Fund’s average daily total managed assets in excess of $300,000,000; provided, however, that the fees payable by the Manager hereunder for any period shall be reduced by an amount equal to the aggregate of (i) fifty percent (50%) of any Service or Incentive Fees payable by the Manager for such period with respect to the Fund’s average daily total managed assets up to and including $300,000,000 and (ii) seventy-five percent (75%) of any Service or Incentive Fees payable by the Manager for such period with respect to the Fund’s average daily total managed assets in excess of $300,000,000. For these purposes, any Service or Incentive Fees payable by the Manager shall be deemed to be attributable proportionately to all of the Fund’s average daily total managed assets (notwithstanding that any Service or Incentive Fees may be calculated based in part on total managed assets attributable to only a portion of the Fund’s common shares of beneficial interest as described below). As used in this Section 3, “Service or Incentive Fees” for a period equals the sum of (x) any fees payable by the Manager to UBS Warburg LLC for such period pursuant to the Shareholder Services Agreement between such parties with respect to the Fund and (y) any incentive fees payable by the Manager to underwriters meeting certain requirements (based on the percentage of the Fund’s common shares of beneficial interest sold by each such underwriter) as described under “Underwriting” in the Fund’s definitive prospectus for the initial public offering of its common shares of beneficial interest. For purposes of this Section 3, “total managed assets” means the total assets of the Fund (including any assets attributable to any preferred shares or other forms of leverage of the Fund that may be outstanding) minus accrued liabilities (other than liabilities representing leverage), and the average daily total managed assets of the Fund shall be determined by taking an average of all of the determinations of such amount during such month at the close of business on each business day during such month while this Agreement is in effect. Such fee from the Manager to the Portfolio Manager shall be payable for each month within 10 business days after the end of the month. In the event that the Portfolio Manager has agreed to a fee waiver arrangement with the Manager, subject to such terms and conditions as the Manager and the Portfolio Manager may set forth in such agreement, the compensation due the Portfolio Manager hereunder shall be reduced to the extent required by such fee waiver arrangement. If the Portfolio Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the Investment Management Agreement between the Manager and the Fund shall have terminated for any reason; and this Agreement shall not be amended unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager or the Portfolio Manager.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective upon its execution, and shall remain in full force and effect as to the Fund continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) The Fund may at any time terminate this Agreement by written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Portfolio Manager, or

(b) If (i) the Trustees of the Fund or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager or of the Portfolio Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Portfolio Manager may continue to serve hereunder in a manner consistent with the 1940 Act, or

(c) The Manager may at any time terminate this Agreement by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Portfolio Manager, and the Portfolio Manager may at any time terminate this Agreement by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Manager. Action by the Fund under (a) above may be taken either (i) by vote of a majority of the Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund. Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN INFORMATION.

The Portfolio Manager shall promptly notify the Manager in writing of the occurrence of any of the following events:

(a) the Portfolio Manager shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time,

(b) the Portfolio Manager shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund,

(c) there is a change in control of the Portfolio Manager or any parent of the Portfolio Manager within the meaning of the 1940 Act, or

(d) there is a material adverse change in the business or financial position of the Portfolio Manager.

7.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund, as the case may be, entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund, as the case may be, entitled to vote at such meeting, whichever is less. For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act and the rules and regulations thereunder; and the term “brokerage and research services” shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

8.	NONLIABILITY OF PORTFOLIO MANAGER.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Portfolio Manager, or reckless disregard of its obligations and duties hereunder, the Portfolio Manager, including its officers, directors and members, shall not be subject to any liability to the Manager, to the Fund, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

9.	LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

10.	EXERCISE OF VOTING RIGHTS.

Except with the agreement or on the specific instructions of the Trustees of the Fund or the Manager, the Portfolio Manager shall not exercise or procure the exercise of any voting right attaching to investments of the Fund.

11.	COUNTERPARTS.

This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and ALLIANZ GLOBAL INVESTORS U.S. LLC have each caused this instrument to be signed on its behalf by its duly authorized representative, all as of the day and year first above written.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC		ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Brian S. Shlissel	By:	/s/ Udo Frank
Name:	Brian S. Shlissel	Name:	Udo Frank
Title:	Managing Director	Title:	Member, U.S. Executive Committee of Allianz Global Investors U.S. Holdings LLC, Sole Member of Allianz Global Investors U.S. LLC

Accepted and agreed to as of the day and year first above written:

ALLIANZGI CONVERTIBLE & INCOME FUND

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	President and Chief Executive Officer